UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 30, 2015

GRANITE CONSTRUCTION INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12911	77-0239383
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
585 West Beach Street Watsonville, California 95076
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (831) 724-1011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Granite Construction Incorporated (the “Company”) has entered into the Second Amended and Restated Credit Agreement, dated as of October 28, 2015, among the Company, Granite Construction Company, GILC Incorporated, as borrowers, Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, and the lenders party thereto (the “Second Amended and Restated Credit Agreement”).  The Second Amended and Restated Credit Agreement amends and restates the Amended and Restated Credit Agreement of the Company, dated October 11, 2012, to among other things:

(a)	increase the total commitments under the Second Amended and Restated Credit Agreement to $300.0 million from $215.0 million by providing:
(1)	a $200.0 million revolving credit facility (with a provision for further increases at the option of the Company, to a maximum of $250.0 million, subject to the willingness of existing or new lenders to provide commitments for such additional financing and a sublimit for letters of credit of $100.0 million), and
(2)	a $100.0 million term loan ($70.0 million of which will be borrowed at closing with the remaining $30.0 million to be borrowed by December 15, 2015); and
(b)	extend the maturity date for borrowings under the Second Amended and Restated Credit Agreement to October 28, 2020.

Borrowings under the Second Amended and Restated Credit Agreement bear interest at LIBOR or a base rate (at the Company’s option), plus an applicable margin based on certain financial ratios calculated quarterly, as set forth in the Second Amended and Restated Credit Agreement.

The Company's obligations under the Second Amended and Restated Credit Agreement are guaranteed by certain of the Company's subsidiaries and are secured by first priority liens on substantially all of the assets of the Company and the Company's subsidiaries that are guarantors or borrowers under the Second Amended and Restated Credit Agreement.

          The financial covenants contained in the Second Amended and Restated Credit Agreement require the maintenance of a minimum Consolidated Tangible Net Worth, a minimum Consolidated Interest Coverage Ratio and a maximum Consolidated Leverage Ratio. The Second Amended and Restated Credit Agreement also contains certain other restrictive covenants and customary events of default.

To implement the guaranty arrangements under the Second Amended and Restated Credit Agreement, the Company also entered into a Second Amended and Restated Guaranty Agreement, dated October 28, 2015, by and among the Company, certain subsidiaries of the Company party thereto as guarantors and Bank of America, N.A., as Administrative Agent (the “Second Amended and Restated Guaranty Agreement”).

Item 2.02.	Results of Operations and Financial Condition.

On November 2, 2015, the Company issued a press release with respect to its earnings for the quarter ended September 30, 2015, a copy of which is attached as Exhibit 99.1 and incorporated herein by reference.

The press release referred to above contains non-GAAP financial measures of EBITDA and Consolidated EBITDA Margin.  Management believes the non-GAAP measures of EBITDA and Consolidated EBITDA Margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates.  However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with GAAP.  Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures.  The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures.  As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies.

The information set forth under Item 2.02 “Results of Operations and Financial Condition” is furnished and shall not be deemed “filed” for purpose of Section 18 of the Securities Exchange Act of 1934, nor shall the information set forth under this Item 2.02, including Exhibit 99.1, be deemed incorporated by reference in any filing of the Company, except as shall be expressly set forth by specific reference in such filing.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release of the Company, dated November 2, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE CONSTRUCTION INCORPORATED

		By:	/s/ Laurel J. Krzeminski
Laurel J. Krzeminski
Senior Vice President and Chief Financial
Officer

Date:	November 2, 2015

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release of the Company, dated November 2, 2015